Exhibit 99.B(4)(f)

Lincoln Life & Annuity Company of New York

VARIABLE ANNUITY GUARANTEED INCOME BENEFIT RIDER

Contract Number: 0123456

Rider Date: February 1, 2020

Owner(s): John Doe

Measuring Life Option: Single

Guaranteed Maximum Annual Protected Lifetime Income Fee Rate: 2.25%

Initial Annual Protected Lifetime Income Fee Rate: 1.10%

Enhancement Rate: 6%

Enhancement Period: 10 Years

Annuity Payment Maximum Election Age:

Qualified Contract: 99

Nonqualified Contract: 99

This optional Rider is made a part of the entire Contract to which it is attached. In case of any conflict between the provisions of the Contract and this Rider, the provisions of this Rider will control. Except as stated in this Rider, it is subject to all provisions contained in the Contract.  Coverage under this Rider begins on the Rider Date shown above.

Summary of Rider Provisions

This Rider provides a fixed annuity payment , Protected Annual Income Annuity Payment Option, described in this Rider that provides lifetime income. Prior to electing the Protected Annual Income Annuity Payment Option, the Owner may withdraw, each Benefit Year, an amount up to the Protected Annual Income, , if certain conditions are satisfied as described in this Rider.  The Protected Annual Income is a percentage of the Protected Income Base.

If the Protected Annual Income Annuity Payment Option under this Rider is not made effective prior to exceeding the Annuity Payment Maximum Election Age, shown above, this Rider will terminate.

Additional Purchase Payment Restriction

Additional Purchase Payment Restriction Prior to the Annuity Payment Date

Subject to any further limitations stated in the Contract to which this Rider is attached and the Maximum Protected Income Base limit as shown in the Maximum Protected Income Base provision of this Rider, cumulative additional Purchase Payments after the first Benefit Year may not equal or exceed $100,000 without prior Servicing Office approval. If the Contract Value is $0, then no additional Purchase Payments will be approved and added to the Contract.

Additional Purchase Payment Restriction After the Annuity Payment Date

No additional Purchase Payments will be approved and added to the Contract after the Protected Annual Income Annuity Payment Option is elected.

Any Withdrawal under this Contract, including the Free Withdrawal Amount or the Protected Annual Income amount, may reduce or void valuable benefits or features provided by this Rider and the Contract to which the Rider is attached. Please contact Us and refer to the examples at the end of this Rider before taking a Withdrawal.

Annuity Payment Maximum Election Age

The Owner must elect either to begin receiving fixed income payments under the Protected Annual Income Annuity Payment Option prior to exceeding the Annuity Payment Maximum Election Age shown above. If an Annuity Payment Option under this Rider is not made effective, this Rider will terminate.

For nonqualified contracts, if the Measuring Life Option is Joint, the younger or surviving Measuring Life’s age shall be the age that is applicable to this requirement. For qualified contracts, if the Measuring Life Option is Joint, the Owner’s age shall be the age that is applicable to this requirement.

If the Measuring Life Option is Single, the Annuitant’s age shall be the age that is applicable to this requirement.

Investment Restriction

AR-634                                                                                                                                                                                            NY

Investment restrictions apply to any Fixed Account and Variable Subaccount elections under the Contract. Refer to Investment Restrictions provisions of this Rider.

DEFINITIONS

All definitions found in the Contract are incorporated by reference and have the same meaning as they do in the Contract including other riders, endorsements and/or amendments.

Annuitant is the Natural Person used to determine the benefits if the Measuring Life Option is Single.  The Annuitant is one of two Natural Persons used to determine the benefits if the Measuring Life Option is Joint.  The Contract may only have one Annuitant.  The Annuitant may not be changed.

Annuity Payment Date under this Rider is the date the Protected Annual Income Annuity Payment Option under this Rider is elected by the Owner or made effective by Us.

Benefit Year is each 12-month period starting with the Rider Date shown above and each Rider Date Anniversary thereafter.

Company, We, Us, and Our refer to Lincoln Life & Annuity Company of New York.

Initial Enhancement Period is the period that begins on the Rider Date and ends after the Enhancement Period shown on Page 1 of this Rider.

Measuring Life is a Natural Person used to determine the benefits under this Rider. Measuring Life includes any Annuitant, Owner, Joint Owner and Secondary Life.

Measuring Life Option indicates how many Natural Persons are used to determine the benefits under this Rider.  Under the Single Measuring Life Option, the Annuitant is used to determine the benefits under this Rider.  Under the Joint Measuring Life Option, the Annuitant and the Secondary Life are used to determine the benefits under this Rider.  The Measuring Life Option may not be changed after the Rider Date.

Natural Person is a human being.

Non-Natural Person, for purposes of this Rider, includes a trust, corporation, partnership or association.

Purchase Payments, for the purpose of this Rider, are the amounts paid into the Contract by the Owner including Bonus Credits, if any, before deduction of any Sales Charges. Bonus Credits and Sales Charges, if any, are shown on the Contract Specifications.

Rider Date Anniversary is the same calendar day as the Rider Date, each subsequent calendar year, if such date is a Valuation Date.  If in any calendar year, such calendar day is not a Valuation Date, the Rider Date Anniversary will be the first Valuation Date following such calendar day.

A quarterly anniversary of the Rider Date is the same calendar day as the Rider Date of every third month following the previous Rider Date, if such date is a Valuation Date.  If such day is not a Valuation Date, and a Protected Lifetime Income Fee is due, that fee will be deducted on the first Valuation Date following such calendar day.

Secondary Life is the second Natural Person, used to determine the benefits under this Rider if the Measuring Life Option is Joint.  The Secondary Life may also be considered a joint annuitant, solely for the purposes of being a Measuring Life under this Rider and not for any other purposes in any other Rider or the Contract. The Secondary Life may not be changed.

Systematic Required Minimum Distributions are applicable only prior to the Annuity Payment Date. It is the systematic monthly or quarterly installments withdrawn via Our automatic withdrawal service of the amount needed to satisfy the Owner’s required minimum distribution as determined by Us in accordance with the IRC Section 401(a)(9)(A), as amended from time to time, for the Contract to which this Rider is attached.

Withdrawal is the gross amount of a requested Withdrawal before any applicable charges and fees. Withdrawals are Conforming Withdrawals or Excess Withdrawals.

Conforming Withdrawals are all Withdrawals to the extent that the cumulative amount withdrawn (including the current Withdrawal) from the Contract in a Benefit Year is equal to or less than the Protected Annual Income. If the Owner receives only Systematic Required Minimum Distributions during a Benefit Year, all Systematic Required Minimum Distributions during that Benefit Year will be treated as Conforming Withdrawals.  However, if a Withdrawal other than Systematic Required Minimum Distributions occurs during a Benefit Year, then that Withdrawal and any subsequent Withdrawals, including Systematic Required Minimum Distributions, will be treated as Excess Withdrawals to the extent that the cumulative amount withdrawn in that Benefit Year exceeds the Protected Annual Income.

Excess Withdrawals are all Withdrawals to the extent that the cumulative amount withdrawn (including the current Withdrawal) from the Contract in that Benefit Year exceeds the Conforming Withdrawal.

INVESTMENT RESTRICTIONS

No Fixed Account may be elected, except the DCA Fixed Account pursuant to a systematic allocation program. The Owner shall allocate Contract Values and additional Purchase Payments pursuant to Investment Restrictions Option A, Option B, or Option C as follows:

Option A —  Elect an Asset Allocation Model, if available; or

Option B —  Allocate all values among specific Variable Subaccounts; or

Option C —  Create an asset allocation portfolio of Variable Subaccounts.

Subject to a $1,500 minimum amount, the Owner may designate all or part of the initial and any subsequent Purchase Payments for systematic allocation pursuant to the Investment Restriction Option elected.

The Asset Allocation Model, if available or the Variable Subaccounts selected by the Owner is/are shown on the Allocation Amendment which is attached to the Contract.

We do not reserve the right to add or modify Investment Restriction Options, however, Separate Account changes such as Variable Subaccount additions, substitutions, and closings may affect the availability of allocation options under an Investment Restriction Option.

Portfolio rebalancing is not available.

RIDER BENEFIT PRIOR TO THE ANNUITY PAYMENT DATE

Protected Income Base

The Protected Income Base is the value used to calculate the Protected Annual Income and the Protected Lifetime Income Fees. The Protected Income Base is not used in calculating the cash surrender benefit, Death Benefit, or other guaranteed paid-up annuity benefits

If the Rider Date is the Contract Date, then the initial Protected Income Base will be equal to the initial Purchase Payment.  If the Rider Date is after the Contract Date, then the initial Protected Income Base will be equal to the Contract Value on the Rider Date.

On a Rider Date Anniversary, the Protected Income Base may be adjusted by an Enhancement or an Account Value lock in as described below. The Protected Income Base is also increased by an additional Purchase Payment on the Valuation Date it is approved and added to the Contract or reduced upon an Excess Withdrawal as described below.

Upon each Conforming Withdrawal, the Protected Income Base will not change.

Maximum Protected Income Base

The Protected Income Base is subject to a $10,000,000 maximum of the combined Protected Income Base values, Protected Amount values, Income Base values, Guaranteed Amount and other guaranteed amounts for all Company annuity contracts and annuity riders, including annuity contracts with an affiliated company, where the Owner is the same or for which the Annuitant or Secondary Life, if applicable, is a Measuring Life or Owner.

If this maximum is exceeded, the Protected Income Base values, Protected Amount values, Income Base values Guaranteed Amount and other guaranteed amounts for each applicable annuity contract and annuity rider will be reduced proportionately so the combined amount values do not exceed the maximum stated above.

The Protected Amount, Income Base and Guaranteed Amount are the values used to calculate the amounts available for the Protected Annual Income, Guaranteed Annual Income or Maximum Annual Withdrawal and determine the rider charges under a Company annuity contract or an annuity rider, including annuity contracts with an affiliated company.  The Protected Income Base under this Rider means the Protected Amount, Income Base or Guaranteed Amount for the purposes of calculating the Protected

Amount maximum, Income Base maximum or Guaranteed Amount maximum for such Company annuity contract or an annuity rider, including annuity contracts with an affiliated company.

Enhancement Base

The Enhancement Base is the value used to calculate the amount that may be added to the Protected Income Base upon an Enhancement. The initial Enhancement Base is equal to the initial Protected Income Base.

On a Rider Date Anniversary, the Enhancement Base is adjusted upon an Account Value lock in as described below. The Enhancement Base is also increased by an additional Purchase Payment on the Valuation Date it is approved and added to the Contract or reduced upon an Excess Withdrawal as described below.

Upon each Conforming Withdrawal or an Enhancement, the Enhancement Base will not change.

Adjustments to the Protected Income Base or the Enhancement Base

The Protected Income Base and the Enhancement Base may be adjusted as described in the provisions below.

Adjustments for Additional Purchase Payments

If an additional Purchase Payment is approved and added to the Contract, the Protected Income Base and the Enhancement Base will each be increased by the amount of the additional Purchase Payment.

Additional Purchase Payments may affect the Protected Lifetime Income Fee rate due pursuant to the Protected Lifetime Income Fee provision of this Rider.

Adjustments for Excess Withdrawals

Upon each Excess Withdrawal, the Protected Income Base and the Enhancement Base will each be reduced in the same proportion that the Excess Withdrawal reduced the Contract Value.

Adjustments for an Account Value lock in

Upon an Account Value lock in, the Protected Income Base and the Enhancement Base will each be increased to an amount equal to the Contract Value.

On each Rider Date Anniversary, an Account Value lock in will occur only if all the following conditions are satisfied:

(a)         all Measuring Lives as of that Valuation Date are under attained age 86; and

(b)         the Contract Value as of that Valuation Date is greater than the Protected Income Base; and

(c)          the Account Value lock in would increase the Protected Income Base at least as much as an Enhancement that may have occurred on such Rider Date Anniversary.

Upon an Account Value lock in, the Protected Lifetime Income Fee rate may increase to the Protected Lifetime Income Fee rate currently in effect, subject to the Guaranteed Maximum Annual Protected Lifetime Income Fee Rate shown on Page 1 of this Rider. Any adjustment for an Account Value lock in may be declined if the Protected Lifetime Income Fee is increased, as described in the Protected Lifetime Income Fee provision of this Rider. If the Owner does not decline the Account Value lock in, as described in the Protected Lifetime Income Fee provision of this Rider, the increase to the Protected Income Base and Enhancement Base will be deemed accepted by the Owner.

If the Owner declines the Account Value lock in, the Protected Income Base and Enhancement Base will be the Protected Income Base and Enhancement Base on the Valuation Date immediately prior to the Rider Date Anniversary, subject to adjustments for Withdrawals and additional Purchase Payments.

Future Account Value lock ins may occur after declining an Account Value lock in.

Adjustment for an Enhancement

On each Rider Date Anniversary, in accordance with the conditions of this provision, the Protected Income Base will automatically be increased by an amount that is equal to (A) multiplied by (B), where:

(A)       is the Enhancement Base less any Purchase Payments approved and added to the Contract in the preceding Benefit Year (except any Purchase Payment approved and added to the Contract within the first 90 days after the Rider Date); and

(B)       is the Enhancement Rate shown on Page 1 of this Rider.

The Enhancement will occur only if all the following conditions are satisfied:

(a)         the preceding Benefit Year is during the Enhancement Period shown on Page 1 of this Rider, which begins on the Rider Date and restarts upon an Account Value lock in; and

(b)         no Withdrawal occurred in the preceding Benefit Year; and

(c)          all Measuring Lives are under attained age 86; and

(d)               the Enhancement would increase the Protected Income Base more than an Account Value lock in that may have occurred and been accepted on the Rider Date Anniversary.

The Enhancement will occur after the Owner declines an Account Value lock in if all other conditions in this provision have been satisfied and the preceding Benefit Year is during the Initial Enhancement Period shown on Page 1 of this Rider.

Upon an Enhancement after the Initial Enhancement Period, the Protected Lifetime Income Fee rate may increase to the rate currently in effect, subject to the Guaranteed Maximum Annual Protected Lifetime Income Fee Rate shown on Page 1 of this Rider.

Any adjustment for an Enhancement after the Initial Enhancement Period may be declined if the Protected Lifetime Income Fee rate increased, as described in the Protected Lifetime Income Fee provision of this Rider. If the Owner declines the Enhancement because of a Protected Lifetime Income Fee increase, the Enhancement will not occur. If the Owner does not decline the Enhancement as described in the Protected Lifetime Income Fee provision of this Rider, the increase to the Protected Income Base will be deemed accepted by the Owner.

If the Owner declines the Enhancement, the Protected Income Base will be the Protected Income Base on the Valuation Date immediately prior to the Rider Date Anniversary, subject to adjustments for Withdrawals and additional Purchase Payments.

Future Enhancements may occur after declining an Enhancement.

Protected Annual Income Amount

The Protected Annual Income is an amount that may be withdrawn from the Contract by the Owner each Benefit Year as a Conforming Withdrawal. If the Measuring Life Option is Joint, the Protected Annual Income available is based upon the attained age of the younger or surviving Measuring Life on the Rider Date. The Protected Annual Income may be withdrawn during the lifetime(s) of all Measuring Lives until the Protected Annual Income or Protected Income Base are reduced to $0.

The initial Protected Annual Income is determined on the Rider Date by multiplying the Protected Income Base by a Protected Annual Income Rate from the applicable Protected Annual Income Rate Table below, which varies by age and the Measuring Life Option.  If the Measuring Life Option is Joint, the Protected Annual Income Rate will be based upon the younger or surviving Measuring Life on the Rider Date.

The Protected Annual Income will change upon an Account Value lock in, an Enhancement, an additional Purchase Payment or an Excess Withdrawal as described below.

Protected Annual Income Rate

The Protected Annual Income Rate used to calculate the initial Protected Annual Income will be based upon the attained age of the Measuring Life on the Rider Date. If the Measuring Life Option is Joint, the Protected Annual Income Rate used to calculate the initial Protected Annual Income will be based upon the attained age of the younger or surviving Measuring Life on the Rider Date.

Thereafter, the Protected Annual Income Rate will not change.

Protected Annual Income Rate Table

Single Measuring Life Option		Joint Measuring Life Option
Age of Measuring Life on Rider Date	Protected Annual Income Rate	Age of Younger or Surviving Measuring Life on Rider Date	Protected Annual Income Rate
48	3.40%	48	2.90%
49	3.50%	49	3.00%
50	3.60%	50	3.10%
51	3.70%	51	3.20%
52	3.75%	52	3.25%
53	3.90%	53	3.40%
54	4.00%	54	3.50%
55	4.15%	55	3.65%
56	4.30%	56	3.80%
57	4.40%	57	3.90%
58	4.60%	58	4.10%
59	4.75%	59	4.25%
60	5.00%	60	4.50%
61	5.10%	61	4.60%
62	5.15%	62	4.65%
63	5.35%	63	4.85%
64	5.50%	64	5.00%
65	5.70%	65	5.20%
66	5.75%	66	5.25%
67	5.75%	67	5.25%
68	5.80%	68	5.30%
69	5.85%	69	5.35%
70	5.90%	70	5.40%
71	5.95%	71	5.45%
72	6.00%	72	5.50%
73	6.05%	73	5.55%
74	6.10%	74	5.60%
75	6.15%	75	5.65%
76	6.20%	76	5.70%
77	6.25%	77	5.75%
78	6.30%	78	5.80%
79	6.35%	79	5.85%
80	6.40%	80	5.90%
81	6.45%	81	5.95%
82	6.50%	82	6.00%
83	6.60%	83	6.10%
84	6.70%	84	6.20%
85	6.80%	85	6.30%

Maximum Protected Annual Income

The combined Protected Annual Income (including any guaranteed amounts, Guaranteed Annual Income amount, Protected Annual Income amount and Maximum Annual Withdrawal amount) for all Company annuity contracts, including annuity contracts with an affiliated company, where the Owner is the same or for which the Annuitant or Secondary Life, if applicable, is a Measuring Life or Owner, is subject to a maximum of the Protected Annual Income Rate used when the initial Protected Annual Income was determined on the Rider Date times the Maximum Protected Income Base.

The Guaranteed Annual Income, Protected Annual Income or Maximum Annual Withdrawal amount are the amounts that may be withdrawn from a Company annuity contract or an annuity rider by the Owner each Benefit Year. The Protected Annual Income under this Rider means the Guaranteed Annual Income amount, Protected Annual Income amount for the purposes of calculating the Guaranteed Annual Income maximum or Protected Annual Income maximum, including any Maximum Annual Withdrawal amount, for such Company annuity contract or an annuity rider, including annuity contracts with an affiliated company.

Adjustment to the Protected Annual Income for Additional Purchase Payments

If an additional Purchase Payment is approved and added to the Contract, the Protected Annual Income will be equal to the additional Purchase Payment times the Protected Annual Income Rate used when the initial Protected Annual Income was determined on the Rider Date plus the Protected Annual Income immediately prior to receipt of the additional Purchase Payment. If the Measuring Life Option is Joint, the Protected Annual Income Rate used will be based upon the attained age of the younger or surviving Measuring Life on the Rider Date. Additional Purchase Payments may affect the Protected Lifetime Income Fee rate pursuant to the Protected Lifetime Income Fee provision of this Rider.

Adjustment to the Protected Annual Income for Excess Withdrawals

Upon each Excess Withdrawal, the Protected Annual Income applicable to the next Benefit Year will decrease to equal the Protected Income Base after the Excess Withdrawal times the Protected Annual Income Rate used when the initial Protected Annual Income was determined on the Rider Date. If the Protected Income Base after the Excess Withdrawal equals $0, this Rider and the Contract will terminate.

Adjustment to the Protected Annual Income for an Account Value lock in

Upon an Account Value lock in, the Protected Annual Income will equal the increased Protected Income Base times the Protected Annual Income Rate used when the initial Protected Annual Income was determined on the Rider Date.  If the Measuring Life Option is Joint, the Protected Annual Income Rate used will be based upon the attained age of the younger or surviving Measuring Life on the Rider Date.

If the Protected Lifetime Income Fee rate then in effect is increased in connection with an Account Value lock in, the Owner may decline the increase to the Protected Income Base and Enhancement Base as described in the Protected Lifetime Income Fee provision of this Rider.

If the Owner declines the increase, the Protected Annual Income will be the Protected Annual Income on the Valuation Date immediately prior to the increase, subject to adjustments for Withdrawals and additional Purchase Payments.

Adjustment to the Protected Annual Income for an Enhancement

Upon an Enhancement, the Protected Annual Income will equal the increased Protected Income Base times the Protected Annual Income Rate used when the initial Protected Annual Income was determined on the Rider Date. If the Measuring Life Option is Joint, the Protected Annual Income Rate used will be based upon the attained age of the younger or surviving Measuring Life on the Rider Date.

If the Protected Lifetime Income Fee rate then in effect is increased in connection with an Enhancement, the Owner may decline the increase to the Protected Income Base as described in the Protected Lifetime Income Fee provision of this Rider.

If the Owner declines the increase, the Protected Annual Income will be the Protected Annual Income on the Valuation Date immediately prior to the increase, subject to adjustments for Withdrawals and additional Purchase Payments.

Contract Value Reduces to $0

If the Contract Value reduces to $0 and (a) the Protected Income Base is not $0 and (b) the Contract has not been surrendered, the Protected Annual Income will continue for the lifetime(s) of the Measuring Life(s) under the Protected Annual Income Annuity Payment Option described in this Rider.

Protected Annual Income Annuity Payment Option

The Protected Annual Income Annuity Payment Option must be irrevocably elected by the Owner upon Notice to Us prior to the Annuity Payment Date.  Once the Protected Annual Income Annuity Payment Option is effective no additional Purchase Payments will be accepted. The Protected Annual Income Annuity Payment Option will be made effective by Us if the Contract Value declines to $0 prior to the Annuity Payment Date. Upon election of the Protected Annual Income Annuity Payment Option, the Owner will no longer have access to the Contract Value or Death Benefit.

The Owner will receive payment equal to the Protected Annual Income each Benefit Year for the lifetime(s) of the Measuring Life(s). The Owner may elect to receive the Protected Annual Income at any frequency We offer, subject to minimum payment amount rules then in effect, but no less frequently than annually.

If this Protected Annual Income Annuity Payment Option is in effect no Death Benefit will be paid.  However, if the Death Benefit option immediately prior to the Annuity Commencement Date was not the Contract Value Death Benefit Option, a final payment, if available, will be made under this Rider.  Such payment (not to be less than $0) shall be equal to (A) minus (B) minus (C), where:

(A)       is equal to the sum of all Purchase Payments minus Bonus Credits, if applicable, if the Rider Date is the Contract Date.  If the Rider Date is after the Contract Date then (A) is equal to the Contract Value on the Rider Date, plus subsequent Purchase Payments minus subsequent Bonus Credits, if applicable.

(B)       is the sum of all Final Payment Reductions prior to the Protected Annual Income Annuity Payment Option Effective Date.  Final Payment Reductions are made whenever a Withdrawal occurs.  Upon Excess Withdrawals, Final Payment Reductions are calculated proportionately; the percentage reduction of the Contract Value due to the Withdrawal will be applied to (A) as the Final Payment Reduction.  Upon Conforming Withdrawals, the reduction of the Contract Value due to the Withdrawal will be applied to (A) as the Final Payment Reduction.

(C)       is the sum of all Conforming Withdrawals on and after the Protected Annual Income Annuity Payment Option Effective Date.

Effect of Death

Upon the death of the Annuitant if the Measuring Life Option is Single, this Rider will terminate, and any Contract Value greater than $0 will remain in the Contract to which this Rider is attached.

Upon the first death of a Measuring Life if the Measuring Life Option is Joint, the Owner may continue the contract and this Rider in force under the Joint Measuring Life Option.  If continued, the Protected Annual Income will be paid for the life of the surviving Measuring Life, subject to the terms of this Rider.

Upon the death of the surviving Measuring Life, this Rider will terminate, and any Contract Value greater than $0 will remain in the Contract to which this Rider is attached.

Waiver of Contingent Deferred Sales Charge / Surrender Charge or Premium Based Charge (if applicable)

No Contingent Deferred Sales Charge / Surrender Charge or Premium Based Charge will apply to Conforming Withdrawals. Excess Withdrawals will be subject to any applicable Contingent Deferred Sales Charge / Surrender Charge or Premium Based Charge to the extent that the total amount of Withdrawals in the Contract Year exceeds the Free Withdrawal Amount for that Contract Year.

PROTECTED LIFETIME INCOME FEE

The Protected Lifetime Income Fee  rate may vary depending on the Measuring Life Option. The Initial Annual Protected Lifetime Income Fee Rate shown on Page 1 of this Rider is divided by four to calculate the initial quarterly Protected Lifetime Income Fee rate.  The Protected Lifetime Income Fee rate may change as described herein, but the annualized Protected Lifetime Income Fee rate may never exceed the Guaranteed Maximum Annual Protected Lifetime Income Fee Rate shown on Page 1 of this Rider.

Determining the Quarterly Protected Lifetime Income Fee

Prior to the Annuity Payment Date, a quarterly Protected Lifetime Income Fee is deducted from the Contract Value on each quarterly anniversary of the Rider Date.

The amount of the quarterly Protected Lifetime Income Fee is the quarterly Protected Lifetime Income Fee rate multiplied by the Protected Income Base (prior to any Account Value lock in or Enhancement that may occur) on the Valuation Date the fee is deducted.

Quarterly Protected Lifetime Income Fees will be deducted from each Variable Subaccount on a proportionate basis. Quarterly Protected Lifetime Income Fee are not deducted from any Fixed Account.

A pro-rata quarterly Protected Lifetime Income Fee will be recalculated and deducted upon termination of the Rider Benefits Prior To Annuity Payment Date provision, except if this Contract is terminated due to death.

Adjustments to the Protected Lifetime Income Fee rate on a Rider Date Anniversary

Any change to the Protected Lifetime Income Fee rate will occur only on a Rider Date Anniversary.  The Protected Lifetime Income Fee rate change is to the Protected Lifetime Income Fee rate currently in effect on the Rider Date Anniversary of the change, subject to the Guaranteed Maximum Annual Protected Lifetime Income Fee Rate shown on Page 1 of this Rider.

The Protected Lifetime Income Fee rate will change on a Rider Date Anniversary due to:

(a)         an additional Purchase Payment in the Benefit Year preceding the applicable Rider Date Anniversary, if the cumulative Purchase Payments approved and added to the Contract after the first Benefit Year equals or exceeds the limit shown in the Additional Purchase Payment Restriction provision of this Rider; or

(b)         an Account Value lock in pursuant to the Adjustments for an Account Value lock in provision of this Rider or Adjustment to the Protected Annual Income for an Account Value lock in provision of this Rider; or

(c)          an Enhancement after the Initial Enhancement Period pursuant to the Adjustment for an Enhancement provision of this Rider or Adjustment to the Protected Annual Income for an Enhancement provision of this Rider.

If, on a Rider Date Anniversary, an increase described in (b) or (c) results in an increase to the Protected Lifetime Income Fee then in effect, the Owner may decline such increase by Notice to the Company within 30 days of the effective date of the increase. If the Owner does decline the increase, the Protected Income Base, Enhancement Base (if applicable) and Protected Annual Income will be adjusted as described in the provisions in this Rider.

GENERAL

Guarantee of Principal Death Benefit Amount

A Guarantee of Principal Death Benefit may be provided under the Guarantee of Principal Death Benefit or Enhanced Guaranteed Minimum Death Benefit . If elected, the death benefit will be shown in the Contract Specifications.

This GOP Death Benefit Amount provision does not apply if this Contract provides that all death benefits are reduced by the amount of all Withdrawals.  If the Contract includes a Death Benefit, including any Death Benefit Rider, that has a Death Benefit Amount defined as the sum of all Purchase Payments minus all death benefit reductions, and that such death benefit reductions of Purchase Payments “will be in proportion to the amount withdrawn” such Death Benefit Amount definition is hereby replaced with the following:

The sum of all Purchase Payments, minus all Death Benefit Reductions and any Bonus Credits.  Death Benefit Reductions are made whenever a Withdrawal occurs.

For Withdrawals (a) prior to the Rider Date of the Variable Annuity Guaranteed Income Benefit Rider and (b) after the termination of the Variable Annuity Guaranteed Income Benefit Rider, Death Benefit Reductions are calculated proportionately; the percentage reduction of the Contract Value due to the Withdrawal will be applied to the Purchase Payments as the Death Benefit Reduction.

For Withdrawals while the Variable Annuity Guaranteed Income Benefit Rider is in force:

(a)         upon Excess Withdrawals prior to the Annuity Payment Date, Death Benefit Reductions are calculated proportionately; the percentage reduction of the Contract Value due to the Excess Withdrawal will be applied to the Purchase Payments as the Death Benefit Reduction; and

(b)         upon Conforming Withdrawals prior to the Annuity Payment Date, the reduction of the Contract Value due to the Withdrawal will be applied to the Purchase Payments as the Death Benefit Reduction.

Mortality and Expense Risk and Administrative Charge

While this Rider is in effect, the Mortality and Expense Risk and Administrative Charge rates for this Contract are shown under MORTALITY AND EXPENSE RISK AND ADMINISTRATIVE CHARGE PRIOR TO THE ANNUITY COMMENCEMENT DATE in the Contract Specifications.

Termination of this Rider

The Owner may terminate this Rider upon Notice to Us any time after the 5th Rider Date Anniversary.  This Rider will terminate upon:

a)                 the date the Contract to which this Rider is attached terminates; or

b)                 the date the Owner or Annuitant named on the Contract is changed, except when the Contract is assumed by the spouse as the beneficiary upon the death of the original Owner and such spouse is then named the Annuitant; or

c)                  the date the Owner is changed due to death or pursuant to an enforceable divorce agreement or decree, except when Ownership is transferred to the surviving Secondary Life upon death of the Annuitant/Owner. A spouse may be named the Annuitant as described in item (b) of these Termination provisions under the Joint Measuring Life option only; or

d)                 the Annuity Commencement Date except under the Protected Annual Income Annuity Payment Option; or

e)                  the death of the Annuitant if the Measuring Life Option is Single, or on the death of the last surviving Measuring Life if the Measuring Life Option is Joint; or

f)                   the Annuity Payment Maximum Election Age, if the Protected Annual Income Annuity Payment Option has not been elected

Prior to the Annuity Payment Date, this Rider will also terminate upon the date both the Protected Income Base and Protected Annual Income equal $0 as the result of an Excess Withdrawal.

Sample Calculations

General Assumptions

•      Maximum Protected Income Base is equal to $10,000,000

•      Rider Effective Date is the Contract Date

Example # 1 — Setting of Initial Values

The values shown below are based on the following assumptions:

•      Initial Purchase Payment is equal to $100,000

•      Owner is Age 70

•      Protected Annual Income Rate is set at time of Rider election of 5.90%

Benefit Year	Purchase Payment	Contract Value	Income Base	Enhancement Base	Protected Annual Income
1	$100,000	$100,000	$100,000	$100,000	$5,900

On the Rider Date, the initial values are set as follows:

•      Protected Income Base equals the initial Purchase Payment ($100,000)

•      Enhancement Base equals the initial Purchase Payment ($100,000)

•      Protected Annual Income amount equals $5,900 (5.90% of the Protected Income Base of $100,000)

Example # 2 — Subsequent Purchase Payments and Impact on Annual Protected Lifetime Income Fee

•      The values shown below assumes that the Initial Purchase Payment equals $100,000

Additional Purchase Payment made during Benefit Year	Amount	Cumulative Additional Purchase Payments	Annual Protected Lifetime Income Fee at Rider Date Anniversary	Explanation
2	$75,000	$75,000	No change	Additional Purchase Payments after first Benefit Year are less than $100,000, so the Annual Protected Lifetime Income Fee remains the same.
3	$25,000	$100,000	Then-current Annual Protected Lifetime Income Fee	Additional Purchase Payments have reached $100,000, so the Annual Protected Lifetime Income Fee changes to then-current Annual Protected Lifetime Income Fee.
4	$10,000	$110,000	Then-current Annual Protected Lifetime Income Fee

Because additional Purchase Payments reached $100,000 in Benefit Year 3, any additional Purchase Payments of any size, including this $10,000 payment, will cause the Annual Protected Lifetime Income Fee to change again to then-current Annual Protected Lifetime Income Fee.

•      Additional Purchase Payments automatically increase the Protected Income Base and Enhancement Base by the amount of the Purchase Payments (not to exceed the maximum Protected Income Base).

•      After the first Rider Date Anniversary, each time a Purchase Payment is made after the cumulative Purchase Payments equal or exceed $100,000; the Annual Protected Lifetime Income Fee will be the current Annual Protected Lifetime Income Fee in effect on that next Rider Date Anniversary.

•      Servicing Office approval is needed for cumulative additional Purchase Payments above $100,000 after the first Benefit Year.

Example # 3 — Adjustments for Enhancements and Account Value lock ins

The values shown below are based on the following assumptions:

•        Purchase Payment is equal to $50,000 and no subsequent Purchase Payments are made

•        No Withdrawal taken in any of the years

•        Owner purchases the Rider at Age 70

•        Single life option is elected

•        Protected Annual Income Rate is 5.90% on the Rider Date

This example illustrates both 6% Enhancements and Account Value lock ins.

Benefit Year	Contract Value	Protected Income Base	Enhancement Base	Protected Annual Income Rate	Protected Annual Income	6% Enhancement	Account Value lock in
1	$50,000	$50,000	$50,000	5.90%	$2,950	N/A	N/A
2	$54,000	$54,000	$54,000	5.90%	$3,186	No	Yes
3	$53,900	$57,240	$54,000	5.90%	$3,377	Yes	No
4	$57,000	$60,480	$54,000	5.90%	$3,568	Yes	No
5	$64,000	$64,000	$64,000	5.90%	$3,776	No	Yes
6	$62,000	$67,840	$64,000	5.90%	$4,003	Yes	No
10	$88,000	$88,000	$88,000	5.90%	$5,192	No	Yes
11	$87,500	$93,280	$88,000	5.90%	$5,504	Yes	No

•      Initial Protected Annual Income amount equals 5.90% of the initial Protected Income Base ($50,000 * 5.90% = $2,950).

•      On the first Rider Date Anniversary, the Protected Income Base and Enhancement Base are $54,000 because of the Account Value lock in. The Contract Value is greater than the Enhancement amount added to the prior Protected Income Base.

•      On the second Rider Date Anniversary, the Protected Income Base increases by $3,240 (6% Enhancement rate multiplied by the Enhancement Base) since it is higher than the Contract Value.

•      On the third Rider Date Anniversary, the Protected Income Base increases by $3,240 (6% Enhancement rate multiplied by the Enhancement Base) since it is higher than the Contract Value.

•      On the fourth Rider Date Anniversary, the Protected Income Base and Enhancement Base are $64,000 because of the Account Value lock in.

•      On the fifth Rider Date Anniversary, the Protected Income Base increases due to the Enhancement by $3,840 (6% Enhancement rate multiplied by the Enhancement Base) since it is higher than the Contract Value.

•      On the ninth Rider Date Anniversary, the Protected Income Base and Enhancement Base are $88,000 because of the Account Value lock in.

•      Each time the Protected Income Base has an Account Value lock in, the Annual Protected Lifetime Income Fee for the Rider will be the then current Annual Protected Lifetime Income Fee for the Rider, not to exceed the guaranteed maximum Annual Protected Lifetime Income Fee.

General Notes:

(a)                The Protected Income Base will automatically lock in to the Contract Value on each Rider Date Anniversary if the Contract Value on that date is greater than the Protected Income Base through Age 85.

(b)                If an additional Purchase Payment was added in any Benefit Year the Protected Income Base and Enhancement Base would automatically increase by the dollar amount of the Purchase Payment and the Protected Annual Income would be recalculated to equal the applicable Protected Annual Income Rate set at time of Rider election times the increased Protected Income Base.

(c)                 Any Purchase Payments made within the first 90 days after the Rider Date will be included in the Enhancement Base for the purpose of receiving the 6% Enhancement on the first Rider Date Anniversary.

(d)                The 6% Enhancement will be in effect for the earlier of 10 years from the Rider Date or through age 85. A new 10-year Enhancement Period will begin each time an Account Value lock in to the Contract Value occurs.

Example # 4 - Withdrawals not exceeding the Protected Annual Income amount

The values shown below are based on the following assumptions:

•      Initial Purchase Payment is equal to $50,000 and no subsequent Purchase Payments are made

•      Protected Annual Income Rate set at 5.90%

•      Owner purchases the Rider at Age 70

Beginning of Benefit Year	Protected Income Base (Beginning of Year)	Enhancement Base (Beginning of Year)	Protected Annual Income	Actual Withdrawal Taken	Protected Income Base After Withdrawal	Enhancement Base After Withdrawal	Contract Value (End of Year)	Account Value lock in	Protected Income Base (End of Year)	Enhancement Base (End of Year)
1	$50,000	$50,000	$2,950	$2,950	$50,000	$50,000	$54,000	yes	$54,000	$54,000
2	$54,000	$54,000	$3,186	$3,186	$54,000	$54,000	$51,000	no	$54,000	$54,000
3	$54,000	$54,000	$3,186	$3,186	$54,000	$54,000	$57,000	yes	$57,000	$57,000
4	$57,000	$57,000	$3,363	$3,363	$57,000	$57,000	$64,000	yes	$64,000	$64,000

•      Initial Protected Annual Income amount equals 5.90% of the initial Protected Income Base ($50,000 * 5.90% = $2,950).

•      Because the first Conforming Withdrawal occurs in the first Benefit Year, no future Enhancements will occur.

•      After the Withdrawal in the first Benefit Year, the Protected Income Base and Enhancement Base are not reduced by the Protected Annual Income amount and remain at $50,000. On the first Rider Date Anniversary, the Protected Income Base and Enhancement Base are $54,000 because of the Account Value lock in.

•      After the Withdrawal in the second Benefit Year, the Protected Income Base and Enhancement Base are not reduced by the Protected Annual Income amount and remain at $54,000. On the second Rider Date Anniversary, the Protected Income Base and Enhancement Base are still $54,000 since it is higher than the Contract Value.

•      After the Withdrawal in the third Benefit Year, the Protected Income Base and Enhancement Base are not reduced by the Protected Annual Income amount and remain at $54,000. On the third Rider Date Anniversary, the Protected Income Base and Enhancement Base are $57,000 because of the Account Value lock in.

•      After the Withdrawal in the fourth Benefit Year, the Protected Income Base and Enhancement Base are not reduced by the Protected Annual Income amount and remain at $57,000. On the fourth Rider Date Anniversary, the Protected Income Base and Enhancement Base are $64,000 because of the Account Value lock in.

•      When an Account Value lock in occurs, the Protected Annual Income amount is recalculated to 5.90% of the current Protected Income Base.

Example # 5 - Withdrawals exceeding the Protected Annual Income amount

The values shown below are based on the following assumptions:

•      Initial Purchase Payment is equal to $100,000

•      Prior to Excess Withdrawal the Contract Value is $80,000, the Protected Income Base is $100,000, and the Enhancement Base equals $100,000

•      Protected Annual Income amount equals $5,900 (5.90% of the Protected Income Base of $100,000)

•      A Withdrawal of $12,000 is taken

Time	Contract Value	Protected Income Base	Enhancement Base	Protected Annual Income	Withdrawal Taken	Excess Withdrawal
Prior to Withdrawal	$80,000	$100,000	$100,000	$5,900	N/A	N/A
After Conforming Withdrawal (dollar- for dollar reduction)	$74,100	$100,000	$100,000	$5,900	$5,900	$0
After the Excess Withdrawal (Pro rata reduction)	$68,000	$91,768	$91,768	$5,414	$6,100	$6,100

•        The Contract Value is reduced dollar for dollar for the Protected Annual Income amount of $5,900. Contract Value = $74,100 ($80,000 - $5,900); Protected Income Base = $100,000; Enhancement Base = $100,000.

•        The Contract Value is reduced further by the $6,100 Excess Withdrawal to $68,000 ($74,100 - $6,100); the Protected Income Base and Enhancement Base are reduced by the same proportion as the Excess Withdrawal reduces the $74,100 Contract Value. The new Protected Income Base and Enhancement Base = $91,768 ($100,000 * (1 - $6,100/$74,100)).

•        The new Protected Annual Income amount = $5,414 ($91,768 * 5.90%).

General Notes:

(a)         The Protected Income Base and Enhancement Base are reduced by the same proportion as the Excess Withdrawal reduces the Contract Value.

(b)         The Protected Annual Income amount will be immediately recalculated to 5.90% of the new, reduced Protected Income Base (after the pro-rata reduction for the Excess Withdrawal).

Robert O. Sheppard

Secretary